                                                                        EX-4.(a)

                               SECURITY AGREEMENT


         THIS SECURITY AGREEMENT dated as of July 5, 1996, is made by EDNET, INC., a Colorado corporation ("Grantor"), in favor of MORGAN FULLER CAPITAL GROUP L.L.C.
("Lender").

                                    RECITALS

         A. Pursuant to and as evidenced by that certain Senior Secured Promissory Note, dated July __ 1996, in the amount of $500,000, Senior Secured Promissory Note, dated July 22, 1996, in the amount of $500,000 and Senior Secured Promissory Note, dated August 15, 1996, in the amount of $250,000 (as the same from time to time may be amended, modified, supplemented or restated, the "Notes") by Grantor, Lender has agreed to make certain extensions or credit to Grantor in the amount and manner set forth in the Notes (the "Loan").

         B. Lender is willing to make the Loan to Grantor, but only upon the condition, among others, that Grantor shall have executed and delivered to Lender this Security Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in order to induce Lender to enter into the Notes and to make the Loans available thereunder, and for other good and valuable consideration, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

         Section 1. Defined Terms. Unless otherwise defined herein, (a) the capitalized terms defined in the Notes are used herein as therein defined and
(b) the following capitalized terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

         "Account Debtor" means any "account debtor," as such term is defined in
Section 9105(1)(a) of the UCC.

         "Account" means any "account," as such term is defined in Section 9106 of the UCC, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to Grantor (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by Grantor or from any other transaction, whether or not the same involves the sale of goods or services by Grantor (including, without limitation, any such obligation which may be characterized as an account or contract right under the UCC) and all of Grantor's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Grantor's rights to any goods represented by any of the foregoing (including, without limitation, unpaid


                                       1.

seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Grantor under all purchase orders and contracts for the sale of goods or the performance of services or both by Grantor (whether or not yet earned by performance on the part of Grantor or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

         "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges or claims, in each case then due and payable, upon or relating to (a) the Loan, (b) Grantor's employees, payroll, income or gross receipts, (c) Grantor's ownership or use of any of its Properties or assets, or (d) any other aspect of Grantor's business.

         "Chattel Paper" means any "chattel paper," as such term is defined in
Section 9105(1)(b) of the UCC, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

         "Collateral" shall have the meaning assigned to such term in Section 2 hereof.

         "Contracts" means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Grantor may now or hereafter have any right, title or interest, and with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

         "Copyrights" means all of the following now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country; (iii) any continuations, renewals or extensions thereof; and
(iv) any registrations to be issued in any pending applications.

         "Copyright License" means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

         "Documents" means any "documents," as such term is defined in Section 9105(1)(f) of the UCC, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

         "Equipment" means any "equipment," as such term is defined in Section 9109(2) of the UCC, now or hereafter owned or acquired by Grantor or in which Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all machinery, equipment, furnishings, vehicles (whether or not registerable), mainframe, personal and other




                                       2.

computers, terminals and printers and related components and accessories, all copiers, telephonic, video, electronic data-processing and data storage equipment and all printing, sorting, inserting, packaging, mailing and other office, production or warehouse equipment of any nature whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

         "Fixtures" means "fixtures," as such term is defined in Section 9313(1)(a) of the UCC, now or hereafter owned or acquired by Grantor or in which Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, regardless of where located, all of the fixtures, systems, machinery, apparatus, equipment and fittings of every kind and nature whatsoever and all appurtenances and additions thereto and substitutions or replacements thereof, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located, including, without limitation, all heating, electrical, mechanical, lighting, lifting, plumbing, ventilating, air-conditioning and air cooling, refrigerating, food preparation, incinerating and power, loading and unloading, signs, escalators, elevators, boilers, communication, switchboards, sprinkler and other fire prevention and extinguishing fixtures, systems, machinery, apparatus and equipment, and all engines, motors, dynamos, machinery, pipes, pumps, tanks, conduits and ducts constituting a part of any of the foregoing, together with all right, title and interest of Grantor in and to all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be.

         "General Intangibles" means any "general intangibles," as such term is defined in Section 9106 of the UCC, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest which Grantor may now or hereafter have in or under any Contract, all customer lists, Copyrights, Trademarks, Patents and other Intellectual Property of any kind or nature, including any rights to Intellectual Property, including under or pursuant to any License, all proprietary or confidential information, inventions (whether or not patented or patentable), permits, books and records, goodwill (including, without limitation, the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), claims in or under insurance policies, including unearned premiums, uncertificated securities, cash and other forms of money or currency, deposit accounts (including as defined in Section 9105(e) of the UCC), rights to sue for past, present and future infringement of Copyrights, Trademarks and Patents, rights to receive tax refunds, other payments and rights of indemnification, and interests in partnerships, joint ventures and other business associations, including, without limitation, Grantor's interests in partnerships, joint ventures and other business associations.

         "Instruments" means any "instrument," as such term is defined in
Section 9105(1)(i) of the UCC now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest, including, without limitation, all notes, certificated securities,




                                       3.

and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

         "Intellectual Property" means all intellectual property of any kind or nature, including, without limitation, all Copyrights, Trademarks, Patents, trade secrets, mask works, source codes, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records.

         "Inventory" means any "inventory," as such term is defined in Section 9109(4) of the UCC, wherever located, now or hereafter owned or acquired by Grantor or in which Grantor now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property which are held by or on behalf of Grantor for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Grantor's business, or the processing, packaging, promotion, delivery or shipping of the same, and all furnished goods whether or not such inventory is listed on any schedules, assignments or reports furnished to Lender from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Grantor or is held by Grantor or by others for Grantor's account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of Grantor or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons.

         "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest and any renewals or extensions thereof.

         "Lien" means any mortgage, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of or agreement to file or deliver any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

         "Loan Document" when used in the singular and "Loan Documents" when used in the plural means any and all of this Security Agreement and the Notes and any and all other agreements, documents and instruments executed and delivered by or on behalf or support of Grantor to Lender evidencing or otherwise relating to the Loan, as the same may from time to time be amended, modified, supplemented or renewed.

         "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity




                                       4.

or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Grantor, (c) materially impairs or could reasonably be expected to materially impair the ability of Grantor to perform its Obligations, or (d) materially impairs or could reasonably be expected to materially impair the ability of Lender to enforce any of its legal remedies pursuant to the Loan Documents.

         "Patent License" means any written agreement granting any right with respect to any invention on which a Patent is in existence now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

         "Patents" means all of the following now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest: (a) letters patent of, or rights corresponding thereto in, the United States or any other county, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country;
(b) all reissues, continuations, continuations-in-part or extensions thereof;
(c) all petty patents, divisionals, and patents of addition; and (d) all patents to issue in any such applications.

         "Permitted Liens" means (a) Liens granted in favor of Lender under this Security Agreement; (b) Liens for Charges if payment shall not at the time be required to be made in accordance with Section 5.4; and (c) Liens in respect of pledges, obligations or deposits (i) under workers' compensation laws, unemployment insurance and other types of social security or similar legislation, (ii) in connection with surety, appeal and similar bonds incidental to the conduct of litigation, (iii) in connection with bid, performance or similar bonds and mechanics', laborers' and materialmen's and similar statutory Liens not then delinquent, or (iv) incidental to the conduct of the business of Grantor and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit.

         "Proceeds" means "proceeds," as such term is defined in Section 9306(1) of the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to Grantor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (d) any claim of Grantor against third parties (i) for past, present or future infringement of any Copyright, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.




                                       5.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

         "Secured Obligations" means all loans, advances, debts, liabilities and other obligations for monetary amounts owed by Grantor to Lender, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under the Note or any of the other Loan Documents, whether or not evidenced by any note, agreement or other instrument. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement of a case against Grantor or any Affiliate of Grantor under the Bankruptcy Code), fees, including, without limitation, any and all closing fees, prepayment fees, commitment fees, loan fees, attorneys' fees and costs and any and all other fees, expenses, costs or other sums chargeable to Grantor under any of the Loan Documents.

         "Security Agreement" means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.

         "Trademark License" means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

         "Trademarks" means any of the following now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest: (a) any and all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) any reissues, extensions or renewals thereof.

         "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender's security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

         Section 2. Grant of Security Interest. As security for the prompt, complete and indefeasible payment when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations, and in order to induce Lender to make the Loan available to and for the benefit of Grantor upon the terms and subject to the conditions thereof, Grantor hereby




                                       6.

assigns, conveys, mortgages, pledges, hypothecates and transfers to Lender for security purposes only, and hereby grants to Lender a security interest in and to all of Grantor's right, title and interest in, to and under each of the following (all of which being hereinafter collectively called the "Collateral"):

                  (a)      All Accounts;

                  (b)      All Chattel Paper;

                  (c)      All Contracts;

                  (d)      All Documents;

                  (e)      All Equipment;

                  (f)      All Fixtures;

                  (g)      All General Intangibles;

                  (h)      All Instruments;

                  (i)      All Inventory;

                  (j)      All Licenses;

                  (k) All other goods and personal property of Grantor whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Grantor and wherever located; and

                  (l) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

         Section 3.        Rights of Lender; Collection of Accounts.

                  (a) Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. Lender shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to Lender of a security interest therein or the receipt by Lender of any payment relating to any Contract or License pursuant hereto, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any




                                       7.

payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                  (b) Lender authorizes Grantor to collect its Accounts, provided that Lender may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time. If required by Lender at any time during the continuation of any Event of Default, any Proceeds, when first collected by Grantor, received in payment of any such Account or in payment for any of its Inventory or on account of any of its Contracts or Licenses shall be promptly deposited by Grantor in precisely the form received (with all necessary endorsements) in a special bank account maintained by Lender subject to withdrawal by Lender only, as hereinafter provided, and until so turned over shall be deemed to be held in trust by Grantor for and as Lender's property, on behalf and for the benefit of Lender, and shall not be commingled with Grantor's other funds or properties. Such Proceeds, when deposited, shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. Upon the occurrence and during the continuation of any Event of Default, Lender may, in its sole discretion, apply all or a part of the funds on deposit in said special account to the principal of or interest on, or both, in respect of any of the Secured Obligations in accordance with the provisions of Subsection 7(d), below, and any part of such funds which Lender elects not so to apply and deem not required as collateral security for the Secured Obligations shall be paid over from time to time by Lender to Grantor. If an Event of Default has occurred and is continuing, at the request of Lender, Grantor shall deliver to Lender all original and other documents evidencing, and relating to, the sale and delivery of such Inventory and Grantor shall deliver all original and other documents evidencing and relating to, the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

                  (c) Lender may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying Grantor of its intention to do so, notify Account Debtors of Grantor, parties to the Contracts of Grantor, obligors in respect of Instruments of Grantor and obligors in respect of Chattel Paper of Grantor that the Accounts and the right, title and interest of Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to Lender, and that payments shall be made directly to Lender. Upon the request of Lender, Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuation of an Event of Default, Lender may, in its name, or in the name of others communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to Lender's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.





                                       8.

         Section 4. Representations and Warranties. Grantor hereby represents and warrants to Lender that:

                  4.1 Grantor is the sole legal and equitable owner or, as to Intellectual Property licensed from other Persons, licensee of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title or rights thereto free and clear of any and all Liens, except for Permitted Liens.

                  4.2 No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of Lender pursuant to this Security Agreement or such as relate to other Permitted Liens.

         Section 5. Covenants. Grantor covenants and agrees with Lender that from and after the date of this Security Agreement and until the Secured Obligations have been completely and indefeasibly paid and performed in full:

                  5.1 Further Assurances; Pledge of Instruments. At any time and from time to time, upon the written request of Lender, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation, (a) using its best efforts to secure all consents and approvals necessary or appropriate for the grant of a security interest to Lender in any Contract or License held by Grantor or in which Grantor has any rights not heretofore assigned, (b) filing any financing or continuation statements under the UCC with respect to the security interests granted hereby, (c) filing or cooperating with Lender in filing any forms or other documents required to be filed with the United States Patent and Trademark Office, United States Copyright Office, or any filings in any foreign jurisdiction or under any international treaty, required to secure or protect Lender's interest in the Collateral, (d) transferring Collateral to Lender's possession (if a security interest in such Collateral can be perfected by possession), (e) placing the interest of Lender as lienholder on the certificate of title (or other evidence of ownership) of any vehicle owned by Grantor or in or with respect to which Grantor holds a beneficial interest, and (f) using its best efforts to obtain waivers of liens from landlords and mortgagees. Grantor also hereby authorizes Lender to file any such financing or continuation statement without the signature of Grantor. If any amount payable under or in connection with any of the Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Lender and delivered to Lender promptly upon Grantor's receipt thereof.

                  5.2 Maintenance of Records. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.





                                       9.

                 5.3 Notices. Grantor shall advise Lender promptly, in reasonable detail, of (a) any material Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral, (b) any material change in the composition or location of the Collateral, and (c) the occurrence of any other event which might have or result in a Material Adverse Effect with respect to the Collateral or on the security interest created hereunder.

                  5.4 Taxes, Assessments, Etc. Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

                  5.5 Maintenance of Insurance. Grantor shall maintain, with financially sound and reputable companies, casualty and public liability insurance of the types and in amounts then customarily carried in lines of business similar to that of Grantor.

                  5.6 Compliance with Laws. Grantor shall conduct its operations and keep and maintain its Property in material compliance with all state and federal laws and regulations.

                  5.7 Financial Statements. Grantor shall deliver to Lender as soon as practicable and in any event within twenty (20) days after the end of each month, financial statements of Grantor as at the end of such period, which shall include an analysis of any event which has resulted in a Material Adverse Effect with respect to the Collateral or on the security interest created hereunder.

         Section 6.        Lender's Appointment as Attorney-in-Fact.

                  (a) Subject to Section 6(b) below, Grantor hereby irrevocably constitutes and appoints Lender, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time at Lender's discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of Grantor, without notice to or assent by Grantor to do the following:

                                  (i) to ask, demand, collect, receive and give
acquittances and receipts for any and all monies due or to become due under any Collateral and, in the name of Grantor in its own name or otherwise to take possession of, endorse and collect any checks, drafts, note, acceptances or other Instruments for the payment of monies due under any Collateral and to file any claim or to take or commence any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such monies due under any Collateral whenever payable;





                                       10.

                                  (ii) to pay or discharge any Liens, including,
without limitation, any tax lien, levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof, which actions shall be for the benefit of Lender and not Grantor; and

                                  (iii) to (1) direct any person liable for any
payment under or in respect of any of the Collateral to make payment of any and all monies due or to become due thereunder directly to Lender or as Lender shall direct, (2) receive payment of any and all monies, claims and other amounts due or to become due at any time arising out of or in respect of any Collateral, (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other Instruments and Documents constituting of or relating to the Collateral, (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (5) defend any suit, action or proceeding brought against Grantor with respect to any Collateral, (6) settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Lender may deem appropriate, (7) license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Patent or Trademark throughout the world for such term or terms, on such conditions and in such manner as Lender shall in its discretion determine, and (8) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender's option and Grantor's expense, at any time, or from time to time, all acts and things which Lender may reasonably deem necessary to protect, preserve or realize upon the Collateral and Lender's security interest therein in order to effect the intent of this Security Agreement, all as fully and effectively as Grantor might do.

                  (b) Lender agrees that, except upon the occurrence and during the continuation of an Event of Default, it shall not exercise the power of attorney or any rights granted to Lender pursuant to this Section 6. Grantor hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 6 is a power coupled with an interest and shall be irrevocable until the Secured Obligations are completely and indefeasibly paid and performed in full.

                  (c) The powers conferred on Lender hereunder are solely to protect Lender's interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.

                  (d) Grantor also authorizes Lender, at any time and from time to time upon the occurrence and during the continuation of any Event of Default, to (i) communicate in its




                                       11.

own name with any party to any Contract with regard to the assignment of the right, title and interest of Grantor in and under the Contracts hereunder and other matters relating thereto and (ii) execute, in connection with the sale of Collateral provided for in Section 7 below, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

                  (e) If Grantor fails to perform or comply with any of its agreements contained herein and Lender, as provided for by the terms of this Security Agreement, shall perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses, including attorneys' fees and costs, of Lender incurred in connection with such performance or compliance, together with interest thereon at the rate of interest set forth in the Note, shall be payable by Grantor to Lender within (3) three days of demand and shall constitute Secured Obligations secured hereby.

         Section 7.        Rights and Remedies Upon Default.

                  (a) If any Event of Default shall occur and be continuing, Lender may exercise in addition to all other rights and remedies granted to it under this Security Agreement, the Note, the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of Lender's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Grantor further agrees, at Lender's request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Grantor's premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Subsection 7(d), below, Grantor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by Lender of any other amount required by any provision of law, including Section 9504(1)(c) of the UCC, need Lender account for the surplus, if any, to Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against Lender arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of Lender. Grantor agrees that Lender need not give more than ten (10) days' notice (which notification




                                       12.

shall be deemed given in accordance with the Notes of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled, Grantor also being liable for the attorneys' fees and costs of any attorneys employed by Lender to collect such deficiency.

                  (b) Upon Lender's request, Grantor agrees to promptly execute assignments of Grantor's entire right, title and interest in and to each of the Patents, Trademarks, Copyrights and Licenses. Such assignments shall be in form and content which is recordable in the U.S. Patent and Trademark Office or Copyright Office, as applicable, and otherwise reasonable acceptable to Lender.

                  (c) Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

                  (d) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Lender in the following order of priorities:

                           First, to Lender in an amount sufficient to pay in
                  full the reasonable costs of Lender in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by Lender in connection therewith, including, without limitation, attorneys' fees and costs;

                           Second, to Lender in an amount equal to the then
                  unpaid principal of and accrued interest and prepayment premiums, if any, on the Secured Obligations;

                           Third, to Lender in an amount equal to any other
                  Secured Obligations which are then unpaid; and

                           Finally, upon payment in full of all of the Secured
                  Obligations, to Grantor or its representatives or as a court of competent jurisdiction may direct.

         Section 8. Limitation on Lender's Duty in Respect of Collateral. Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under Section 9207 of the UCC.

         Section 9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part




                                       13.

of Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         Section 10.   Miscellaneous.

                  10.1 Notices. Any notice or other communication hereunder to any party shall be addressed and delivered (and shall be deemed given) in accordance with the Note.

                  10.2 Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.3 Headings. The various headings in this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this agreement or any provisions hereof.

                  10.4 No Waiver; Cumulative Remedies.

                       (a) Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

                       (b) The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

                       (c) None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Lender.

                  10.5 Time Is of the Essence. Time is of the essence for the performance of each of the terms and provisions of this Security Agreement.

                  10.6 Termination of this Security Agreement. Subject to
Section 9 above, this Security Agreement shall terminate upon and the complete and indefeasible payment and performance in full of the Secured Obligations.




                                       14.

                 10.7 Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of Lender hereunder, inure to the benefit of Lender, any future holder of any Note and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the security interest created herein and granted to Lender hereunder.

                  10.8 Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents and to be performed entirely within California, except to the extent that the validity or perfection of the security interest hereunder or remedies hereunder in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of California, including federal law.

                  10.9 Counterparts. This Security Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

                                           "Grantor"

                                           EDNET, INC.
                                           a Colorado corporation


                                           By /s/ Tom Kobayashi
                                              --------------------------------
                                                    Tom Kobayashi
                                                    Chief Executive Officer


Accepted and acknowledged by:

Morgan Fuller Capital Group L.L.C.,
as Lender


By /s/ Gordon R. Taubenheim
   -----------------------------------
         Gordon R. Taubenheim
         Managing Director




                                       15.